Exhibit 99.1

Contact:

Kosan Biosciences

Jane M. Green, Ph.D.

(510) 731-5335 (office)

(415) 652-4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

HAYWARD, CA. July 27, 2006 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the quarter and six months ended June 30, 2006.

Revenues were $2.7 million and $5.6 million for the quarter and six months ended June 30, 2006, respectively, compared to $3.3 million and $6.2 million in the same periods in 2005, substantially all of which was generated under the Roche-Kosan global development and commercialization agreement in both periods.

Total operating expenses were $9.8 million and $23.8 million for the quarter and six months ended June 30, 2006, compared to $11.0 million and $22.2 million for the same periods last year. The decrease in expenses for the second quarter reflects Kosan’s reduction in investment in certain early-stage research programs, offset by costs associated with the continued clinical development of its Hsp90 inhibitor program.

Net losses for the quarter and six months ended June 30, 2006 were $6.8 million and $17.4 million, or $0.20 and $0.54 per share, compared to $7.3 million and $15.3 million, or $0.25 and $0.53 per share, in the same periods for the prior year.

At June 30, 2006, cash, cash equivalents, restricted cash and marketable securities totaled $61.7 million, compared to $55.1 million at December 31, 2005. The cash, cash equivalents, restricted cash and marketable securities balance at June 30, 2006 includes net proceeds of approximately $24.0 million resulting from the Company’s April 2006 common stock offering. In July 2006, Kosan secured a committed equity financing facility with Kingsbridge Capital Limited, a private investment group, which enables the Company to raise up to $50.0 million in capital over a three-year period to support its corporate, research and development activities.

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“Kosan today is an established cancer therapeutics company, with an industry-leading position in Hsp90 inhibitors and a potentially best-in-class epothilone program,” said Robert G. Johnson, M.D., Ph.D., Kosan’s Chief Executive Officer. “At ASCO this year, we presented data on KOS-953 demonstrating promising clinical activity in patients with resistant HER2-positive breast cancer and relapsed refractory multiple myeloma. These data suggest that our compounds can re-induce anti-tumor activity after relapse or synergize initial activity of existing cancer therapies. We also presented encouraging data on KOS-1022, our second-generation Hsp90 inhibitor. Our first-generation epothilone, KOS-862, continues to demonstrate a favorable safety profile with activity in advanced cancers, especially breast cancer, and KOS-1584, our second-generation compound, has shown early anti-tumor activity with minimal toxicity to date. We intend to build on our track record of achievement and productivity. We are well-capitalized and have a strong proprietary position and valuable partnerships. We are excited by the opportunities that lie ahead.”

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. KOS-953 is Kosan’s proprietary formulation of 17-AAG, a geldanamycin analog. The agent is currently in Phase I and II clinical trials, primarily for multiple myeloma and HER2-positive breast cancer. In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, KOS-1022, are being evaluated in Phase I clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase II single-agent clinical trial in patients with metastatic breast cancer, as well as a Phase II combination trial with Herceptin®. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase I clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include statements relating to the further development and potential safety and efficacy of Kosan’s product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the

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clinical advancement of Kosan’s clinical candidates, including the risk that clinical trials may not demonstrate safety and efficacy sufficient to obtain the requisite regulatory approvals or to result in a marketable product; the possible determination that an earlier-stage compound, such as KOS-1584 or KOS-1022, will be more appropriate for commercial development than KOS-862 or KOS-953, respectively; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenues:
Contract revenue	$2,586	$2,897	$5,318	$5,513
Grant revenue	80	441	309	700

Total revenues	2,666	3,338	5,627	6,213
Operating expenses:
Research and development	8,069	9,424	19,077	19,002
General and administrative	1,336	1,470	3,702	2,972
Stock based compensation	437	100	972	216

Total operating expenses	9,842	10,994	23,751	22,190

Loss from operations	(7,176)	(7,656)	(18,124)	(15,977)
Net interest income	387	340	754	646

Net loss	$(6,789)	$(7,316)	$(17,370)	$(15,331)

Basic and diluted net loss per common share	$(0.20)	$(0.25)	$(0.54)	$(0.53)

Shares used in computing basic and diluted net loss per common share	34,386	29,194	31,880	29,146

Condensed Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)
Cash, cash equivalents, restricted cash and marketable securities	$61,693	$55,126
Total assets	$69,875	$65,997

Deferred revenue	$10,514	$12,153
Total liabilities	$20,684	$24,891
Total liabilities and stockholders’ equity	$69,875	$65,997

Shares issued and outstanding	34,572	29,372

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